Exhibit 10.4

Summary of Employment Arrangement with J. Paul McGrath

J. Paul McGrath serves as Senior Vice President, General Counsel & Secretary of the company. Mr. McGrath’s employment agreement dated December 17, 1999 provides that he will receive annually a stock option grant covering at least 50,000 shares of the company’s common stock. Due to an adjustment in the company’s general option grant practice, Mr. McGrath received grants covering only 43,000 shares in February, 2003 and 36,000 shares in February, 2004. Effective May 27, 2004, shareholders approved a three-for-one-split of the company’s common stock and outstanding stock options were adjusted accordingly. On July 7, 2004, the company approved a special stock option grant to Mr. McGrath covering 28,000 shares, to make up for his reduced grants in 2003 and 2004. This grant becomes exercisable in its entirety on July 7, 2005 and has a term of eight years. In addition, Mr. McGrath will receive a cash payment of approximately $290,000 upon retirement, representing the difference in exercise price between the July 7, 2004 grant and the earlier grants.